Exhibit 2.1

Execution Version

PATENT PURCHASE AGREEMENT

This PATENT PURCHASE AGREEMENT (“Agreement”) is entered into and made effective as of June 5, 2025 (the “Effective Date”), by and between Papyrus Therapeutic LLC, a Delaware limited liability company (“Purchaser”), and Healthtech Solutions, Inc., a Utah corporation (“Seller” and together with Purchaser, the “Parties”).

R E C I T A L S

WHEREAS, Seller owns the patents set forth in Exhibit A, which is attached hereto and incorporated herein for reference; and

WHEREAS, from the date Seller acquired right, title and interest in and to the patents set forth in Exhibit A, Seller has permitted Seller’s subsidiary, Healthtech Wound Care, Inc (“HTWC”), to manufacture, in accordance with the patents, the products set forth in Exhibit B, which is attached hereto and incorporated herein for reference; and

WHEREAS, in or around June 2024, Seller has permitted Seller’s subsidiary, World Reach Health, LLC (“WRH”), in conjunction with the inventors of such products, Dr. Douglas Schmid, Jelena Olmstead and James Pesoli (collectively, the “Developing Product Inventors”), to develop one (1) or more powders and/or gels (the “Developing Products”) derived from processes associated with the patents set forth in Exhibit A, and,

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell and assign to Purchaser, the Assigned Patents (as defined below) on the terms and conditions set forth herein; and

WHEREAS, concurrently with this Agreement, Purchaser’s affiliated entity, Papyrus Distribution LLC (“Papyrus”), has entered into a membership interest purchase and sale agreement (the “MIPA”) with Seller’s subsidiary, World Reach Holdings, LLC (“Holdings”), and, whereunder, Papyrus will be required to pay, post-closing, amounts to Seller and those other third parties, as identified in the MIPA, and, until such time as all post-closing amounts have been paid to Seller and those other third parties identified in the MIPA, as of the Effective Date hereof, Purchaser shall grant to Seller and those other third parties designated in the MIPA a first-priority secured lien over the patents set forth in Exhibit A;

WHEREAS, WRH and HTWC are parties to that certain Exclusive Distributor Agreement dated as of January 27, 2023, as amended by that certain First Amendment dated as of March 1, 2025 and which shall be further amended by a Second Amendment dated of even date herewith (as amended, the “Distribution Agreement”); and

WHEREAS, concurrently with this Agreement, Purchaser shall enter into a patent license agreement (the “Patent License Agreement”), with HTWC, whereunder, HTWC shall be permitted to continue to manufacture the Products.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth herein, the sufficiency and receipt of which the Parties hereby acknowledge, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Capitalized Terms. In addition to those terms defined in the body of this Agreement, the following capitalized terms shall have the meanings set forth below:

“Affiliate” means any corporation, company or other entity of which a Party hereto directly or indirectly (i) has voting shares or other voting securities, ownership and control of more than ten percent (10%) of the outstanding shares or securities entitled to vote for the election of directors or similar managing authority of such entity or (ii) does not have outstanding shares or securities, but has more than fifty percent (50%) of the ownership interest representing the right to manage such entity. An entity shall be deemed to be an Affiliate under this Agreement only so long as all the requirements of being an Affiliate in as (i) or (ii) above are met.

“Assignment Agreements” means any executed agreements assigning, changing, confirming or correcting ownership (including, without limitation, original patent assignment agreements) of any part, portion or all rights in the Assigned Patents from the Inventor(s) and/or any prior owner to any prior owner or Seller.

“Assigned Patents” means the patents and patent applications listed on Exhibit A and any and all rights in or arising out of such patents and patent applications, in any jurisdiction throughout the world, including any and all rights of priority created by such patents under any treaty relating thereto, together with all intellectual property and intellectual property rights associated therewith and all other intellectual property and other ownership rights related to the Products, and all other rights and privileges relating thereto (i.e., to the Products and both the patents and the intellectual property related to the Products) throughout the world, including without limitation: (i) all associated applications and registrations therefor and all extensions, continuations, continuations-in-part, divisions, reissues, and renewals thereof; (ii) the right to apply for and renew the foregoing; (iii) all underlying inventions, works, Know-How and Improvements; (iv) the right to sue for any and all past, present, and future infringement thereof; and (v) and any copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets, in each case, conceived, discovered, authored, invented, developed or reduced to practice by Seller prior to the Effective Date and that relate to the patents and patent applications listed on Exhibit A, solely or in collaboration with others, and any copyrights, patents, trade secrets, or other intellectual property rights existing as of the Effective Date and relating to the patents listed on Exhibit A and the subject matter thereof. For the avoidance of doubt, “Assigned Patents” shall and shall be deemed to include any and all rights and ownership related to the Products currently held by Seller, to the extent that HTWC’s ability to engage in the exclusive manufacture of the Products is enabled by the Patent License Agreement, and no third party may lawfully manufacture any of the Products without entering into a substantially similar agreement.

“Control” (including the correlative meanings of the terms “Controls”, “Controlled by” and “under common Control with”) means the direct or indirect ownership of more than fifty percent (50%) of an entity, or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person or an entity, whether through the ability to exercise voting power, by contract or otherwise.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Governmental Entity” means any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency commission or subdivision thereof, including but not limited to the U.S. Patent and Trademark Office (“USPTO”).

“Grant” means a license, waiver of any rights of enforcement (including but not limited to any covenant not to sue, covenant not to assert, or standstill agreement), release of any claim, or other grant of any right.

“Improvements” means Know-How and inventions (whether or not patentable) relating to the Assigned Patents, the Products, and the sale of the Products, that is or has been developed or acquired by Seller since the filing date(s) of the Assigned Patents, including on, prior to, or after the Effective Date.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the Assigned Patents in any jurisdiction throughout the world.

“Inventor” means each of the named inventors of each of the Assigned Patents.

“Know-How” means all processes, formulae, trade secrets, technical information, and other information and knowledge relating solely to design, construction, manufacture, production, operation and control of Products and their components possessed, developed, or acquired by Seller on or prior to the Effective Date.

“Patent Documents” means (i) all prosecution files (physical and electronic) and docket reports (capturing a time period no shorter than ninety (90) days following the Effective Date) for all of the Assigned Patents in the possession or control of Seller, its counsel or its agents; (ii) all Assignment Agreements; (iii) all documents, records and files in the possession or control of Seller with respect to (A) the conception and reduction to practice (and diligence in reduction to practice) of the inventions of any of the Assigned Patents, (B) the disclosure of, acquisition, prosecution, registration, reissuance, correction, enforcement, defense, and maintenance of the Assigned Patents (including without limitation ribbon copies of any letters patent), (C) Seller’s marking activities and program(s) with respect to the Assigned Patents, and (D) the patentability, freedom to operate, validity, and infringement assessment of the inventions of any of the Assigned Patents; and (iv) all other material documentation or information in the possession or control of Seller, its counsel or its agents related to the Assigned Patents.

“Product” means, any process or article of manufacture that would infringe any claims of any Assigned Patents, including, but not limited to, the products listed on Exhibit B.

“Subsidiary” means a legal entity that is Controlled by a Party.

ARTICLE II

TRANSFER OF ASSIGNED PATENTS AND COOPERATION

2.1 Transfer. Effective as of the Closing Date, Seller hereby irrevocably sells, transfers, conveys and assigns to Purchaser, and Purchaser hereby acquires from Seller, all right, title and interest held by Seller in and to, free and clear of all Encumbrances: (i) all Assigned Patents, including without limitation the right to sue, license and collect and receive all income, royalties, damages, payments due, injunctive relief and any other settlements or remedies (including, without limitation, causes of action and rights to damages and payments for past, present or future infringements or misappropriations) with respect thereto, in each case, in all countries relating to the Assigned Patents; (ii) the Patent Documents and rights (including copyrights) with respect thereto; (iii) all Know-How; (iv) all Improvements; and (v) any and all Intellectual Property stemming from the Developing Products.

2.2 Delivery. On the Closing Date, Seller shall deliver to Purchaser the electronic copies of the prosecution files, docket reports and Assignment Agreements referred to in clauses (i) (ii), (iii), and (iv) of the definition of “Patent Documents.” On the Closing Date, Purchaser shall deliver to Seller the consideration, as provided for in Section 3.1 below.

2.3 Closing. The closing of the transactions contemplated herein (the “Closing”) shall take place through a so-called “Mail-Away” closing, on condition that Purchase pays the Purchase Price (defined below) to Seller in accordance with Section 3.1 hereof, it being understood that neither Seller nor Purchaser nor their respective counsel need be physically present at Closing so long as all documents that are required to be delivered at Closing are fully executed, delivered in escrow to the closing agent and available on the date of the Closing. The Closing shall occur on or about the date that is thirty (30) days following the Effective Date (the “Closing Date”)

2.4 Certain Covenants.

(a) Further Assurances. Seller shall promptly execute, at no additional cost to Purchaser, all documents for use in applying for and obtaining patent registration and other rights and protections relating to the Assigned Patents and enforcing the same, as Purchaser may reasonably request, together with any assignments thereof to Purchaser or persons designated by Purchaser.

(b) Conduct. Seller shall not engage in any act or conduct, or omit to perform any necessary act, the result of which would invalidate any portion of any of the Assigned Patents or render any portion of them unenforceable.

(c) Filing. Seller acknowledges and agrees that this Agreement may be recorded with the United States Patent and Trademark Office, and other offices deemed applicable by Purchaser, and, accordingly, that Purchaser will be reflected as the successor in title to the Assigned Patents and all applications and registrations therefor.

(d) Use. Seller shall assist Purchaser, upon Purchaser’s reasonable request and at no additional cost to Purchaser, in any pending or threatened suits or actions by third parties challenging the validity or enforceability of any Assigned Patents. Further, Seller shall not directly or indirectly challenge Purchaser’s ownership of or right to use any of the Assigned Patents.

ARTICLE III

PAYMENT

3.1 Payment. Upon the terms and subject to the conditions of this Agreement (including, without limitation, Seller’s compliance with Section 2.2), in full payment for the sale, conveyance, assignment, transfer and delivery of the Assigned Patents, Purchaser agrees to remit to Seller a sum equal to Five Million United States Dollars (US $5,000,000) (the “Purchase Price”) on the Closing Date. Payment shall be made in cash by wire transfer of immediately available funds to an account to be designated by Seller.

3.2 Transfer Taxes. Seller shall be solely responsible for the payment of, and shall pay when due, any federal, state, local, foreign or other tax, duty, levy, impost, fee, assessment or other governmental charge, including, without limitation, income, gross receipts, business, occupation, sales, stamp, value-added, excise (or similar transfer taxes), use, or other tax of any kind whatsoever and any premium, together with any interest, penalties, surcharges, fines and additions attributable to or imposed with respect to the foregoing (collectively “Taxes”) that may be payable in connection with the sale or purchase of the Assigned Patents and Seller shall indemnify Purchaser against any such Taxes as provided in Article 6 (Indemnification).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser, as of the Effective Date and as of the Closing Date, the following:

4.1 Corporate Organization. Seller is a corporation duly incorporated, validly existing and in good standing under the respective laws of the State of Utah, is duly qualified and is in good standing under the laws of each jurisdiction in which the character of the properties and assets now owned or held by it or the nature of the business now conducted by it requires it to be so licensed or qualified. Seller has full corporate power and authority to carry on its business as now being conducted.

4.2 Authority. Seller has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Seller and the performance by Seller of its obligations hereunder have been duly authorized by all necessary corporate action. The individual signing this Agreement on behalf of Seller has been duly authorized to do so by all necessary corporate action. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms and, as to enforcement, to general principles of equity, regardless of whether applied in a proceeding at law or in equity.

4.3 No Conflict; No Consents. The execution and delivery of this Agreement and the performance of the obligations of Seller hereunder will not (i) violate or be in conflict with any provision of law, any order, rule or regulation of any court or other agency of government, or any provision of Seller’s articles of incorporation or bylaws, (ii) violate, be in conflict with, result in a breach of, constitute (with or without notice or lapse of time or both) a default under, or result in the acceleration of any obligations under, any indenture, agreement, lease or other instrument to which Seller is a party or by which it or any of its properties are bound, or (iii) result in the creation or imposition of any Encumbrance upon any of the Assigned Patents. No consent, approval or authorization of or declaration or filing with any Governmental Entity or other person or entity on the part of Seller is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

4.4 List of Assigned Patents. Exhibit A sets forth a true, accurate and complete list of Assigned Patents and for each such Assigned Patent, the title, the patent number or serial number (as applicable), application number, the filing date or issue date, and the country in which the relevant patent has been issued or applied for. The Assigned Patents include all patents and applications for patents made, owned by, or registered in the name of Seller or to which Seller is beneficially entitled that is or may be material to the Products or any of the Know-How.

4.5 Prosecution. Each Assigned Patent has been prosecuted in compliance with the rules and processes of the United States Patent and Trademark Office (or the equivalent rules or processes of any other applicable patent authority anywhere in the world) and all applications for the Assigned Patents are true and correct in all material respects, including with respect to inventorship.

4.6 Reserved.

4.7 Assignment Agreements. For each Assigned Patent, Seller has obtained one or more Assignment Agreements, which collectively assign all rights in such Patents to Seller. Seller has properly recorded all such previously executed Assignment Agreements with respect to the Assigned Patents as necessary to fully perfect its rights and title therein in accordance with governing laws and regulations in each respective jurisdiction.

4.8 Public Use, Disclosure or Sale. For each Assigned Patent, no acts or omissions of Seller, or any party acting on behalf of or at the direction of Seller, have or shall invalidate or hinder enforcement of such Patent under the laws of any jurisdiction (including under 35 U.S.C. §102(b)) including as a result of (i) disclosure of the invention or a printed publication that describes the claimed invention, (ii) public use of the claimed invention, or (iii) sale or offer for sale of the claimed invention prior to the application for such Patent.

4.9 Knowledge of Invalidity. None of the Assigned Patents has ever been found invalid or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and Seller has not received any notice or information of any kind from any source suggesting that the Assigned Patents may be invalid or unenforceable. To Seller’s Knowledge (as defined below), none of the Assigned Patents is invalid or unenforceable, nor to Seller’s Knowledge are there any facts, circumstances, third party patents, or prior art references that would render any Assigned Patent invalid or unenforceable.

4.10 No Impairment. Except for the Patent License Agreement and/or any agreements associated with the Developing Products which are set forth on Schedule 4.10, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated herein will impair the right of Purchaser to use, possess, sell, license or dispose of any of the Assigned Patents. There are no royalties, honoraria, fees or other payments payable by Seller to any third party by reason of the ownership, use, possession, license, sale, or disposition of any Assigned Patents. There are no actions, suits, investigations, claims or proceedings threatened, pending or in progress relating in any way to the Assigned Patents.

4.11 No Notice. Seller has not put any third party on notice of actual or potential infringement of any Assigned Patent. Seller has not invited any third party to enter into a license under any of the Assigned Patents. Seller has not initiated any enforcement action with respect to any of the Assigned Patents.

4.12 Fees and other Actions. Seller has paid all maintenance, annuity, renewal and issuance fees and the like with respect to the Assigned Patents that are due and payable prior to the Closing Date.

4.13 Lawsuits and Other Proceedings. No Assigned Patent has been involved in any past or pending action, suit, investigation, claim or proceeding (including any reexamination), nor has any Assigned Patent been threatened with any such action, suit, investigation, claim or proceeding, other than patent prosecution proceedings in the ordinary course.

4.14 Ownership and Encumbrances. Seller is the sole legal and beneficial owner of all right, title and interest, and has valid title, to all the Assigned Patents (including all rights to sue and collect damages for past, present and future infringement), the Know-How, and the Improvements, all free and clear of any Encumbrances. There are no existing contracts, agreements, options, commitments, proposals, bids, offers, or rights with, to, or in any person to acquire any of the Assigned Patents. The Assigned Patents, Know-How, and Improvements are not subject to any exclusive Grant, any commitment or arrangement to a third party (other than acknowledgment and fee sharing arrangements with the Developing Product Inventors with respect to the Developing Products set forth on Schedule 4.10) and are free and clear of all liens, claims, mortgages, security interests or other encumbrances and restrictions. Purchaser will not be subject to any covenant not to sue, license or other similar restriction on its enforcement or enjoyment of the Assigned Patents, Know-How, or Improvements as a result of any prior transaction related thereto.

4.15 Related Agreements. Other than the Patent Documents and the Distribution Agreement, there are no contracts, agreements, leases, licenses, commitments or agreements affecting the Assigned Patents. To Seller’s Knowledge, the Patent Documents are true, accurate, reliable, and up-to-date with respect to statements asserted therein to be factual rather than opinion.

4.16 Products. To Seller’s Knowledge, the manufacture of Products and use of the Assigned Patents, Know-How, and Improvements does not infringe any patent or other intellectual property rights of any third party, nor give rise to an obligation for payment by Purchaser of any royalty to any third party or to any liability to pay compensation to any third party. To Seller’s Knowledge, the Assigned Patents are all of the Intellectual Property necessary to make, use, have made, market, license, import, export, sell or offer for sale the Products and conduct Seller’s business as presently conducted or proposed to be conducted by Purchaser. Except for HTWC and/or WRH pursuant to the Patent License Agreement and the Distribution Agreement, respectively, no unaffiliated third parties have the right to use or, to Seller’s Knowledge, prevent Purchaser’s use, or planned use, of Intellectual Property, and except for the Patent License Agreement and the Distribution Agreement, Seller has not entered into any Intellectual Property agreements with unaffiliated third parties with respect to the Assigned Patents.

4.17 Employees and Contractors. Seller has entered into binding, valid and enforceable written contracts with each current and former employee and independent contractor that is or was involved in or has contributed to the invention, creation or development of any Intellectual Property within the Assigned Patents during the course of employment or engagement with Seller whereby such employee or independent contractor (i) acknowledges Seller’s exclusive ownership of all Intellectual Property within the Assigned Patents invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with Seller; and (ii) grants or has granted to Seller a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property.

4.18 Exploitation of Inventions. To Seller’s Knowledge, the exploitation (including the right to make, use, have made, market, license, import, export, sell or offer for sale) of any of the inventions in the Assigned Patents, (i) has not infringed (including any direct, contributory, inducement, third party or other infringement), misappropriated or otherwise violated (and will not infringe, misappropriate or otherwise violate) the valid and enforceable Intellectual Property or other rights of any other person or entity and (ii) does not currently infringe, misappropriate or otherwise violate the valid and enforceable Intellectual Property or other rights of any person or entity. To Seller’s Knowledge there are no pending patent applications that would, if and with such claims as would reasonably be expected to be issued or registered, be infringed, misappropriated or be otherwise violated by the exploitation of the inventions of the Assigned Patents.

The term “Knowledge” is defined to mean an individual will be deemed to have “Knowledge” of a particular fact or other matter if that individual is actually aware of that fact or matter or a prudent individual could be expected to discover or otherwise should become aware of that fact or matter in the course of conducting a commercially reasonable inquiry to ascertain and establish the accuracy of each representation, warranty and statement in this Agreement.

Notwithstanding anything to the contrary in this Agreement, the representations and warranties contained herein shall survive the Closing in accordance with their terms and shall remain in full force and effect until the date that is two (2) years from the Closing Date; provided, that the representations in 4.1, 4.2, 4.3 and 4.13 and 4.14 shall survive until the expiration of the applicable statute of limitations.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as of the Effective Date and as of the Closing Date as follows:

5.1 Corporate Organization. Purchaser is a limited liability company duly organized, validly existing and, to the extent applicable, in good standing under the respective laws of the State of New York, is duly qualified and, to the extent applicable, is in good standing under the laws of each jurisdiction in which the character of the properties and assets now owned or held by it or the nature of the business now conducted by it requires it to be so licensed or qualified. Purchaser has full corporate power and authority to carry on its business as now being conducted.

5.2 Authority. Purchaser has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Purchaser and the performance by Purchaser of its obligations hereunder have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to applicable laws affecting creditors’ rights generally and, as to enforcement, to general principles of equity, regardless of whether applied in a proceeding at law or in equity.

5.3 No Conflict; No Consents. The execution and delivery of this Agreement and the performance of the obligations of Purchaser hereunder will not violate or be in conflict with any provision of law, any order, rule or regulation of any Governmental Entity, or any provision of Purchaser’s certificate of incorporation or bylaws. No consent, approval or authorization of or declaration or filing with any Governmental Entity or other person or entity on the part of Purchaser is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE VI

INDEMNIFICATION

6.1 Indemnification by Seller. Seller shall defend, indemnify and hold harmless Purchaser, its Affiliates, and each of their Subsidiaries, and each of their shareholders, directors, officers, employees, agents, successors, and assigns from and against all damages, claims, liabilities, expenses and costs (including reasonable attorneys’ fees) arising, directly or indirectly, from (i) Seller’s ownership, licensing, and use of the Assigned Patents, Know-How, or Improvements at any time prior to the Closing Date, or (ii) any inaccuracy or breach of any representation, warranty, covenant, agreement or obligation of Seller contained in this Agreement; provided that Seller’s indemnification obligations relating to any inaccuracy or breach of any representation or warranty shall survive for two (2) years from the Closing Date except that indemnification obligations with respect to any breach or inaccuracy of the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.13, and 4.14 shall survive indefinitely until the expiration of the applicable statute of limitations. Seller shall further indemnify Purchaser for any Taxes owed pursuant to Section 3.2 as well as any reasonable fees or assessments associated therewith.

6.2 Indemnification by Purchaser. Purchaser shall defend, indemnify and hold harmless Seller and each of its shareholders, directors, officers, employees, agents, successors, and assigns from and against all damages, claims, liabilities, expenses and costs (including reasonable attorneys’ fees) arising, directly or indirectly, from (i) Purchaser’s ownership, licensing, and use of any of the Assigned Patents, Know-How, or Improvements at any time on or after the Closing Date, or (ii) any inaccuracy or breach of any representation, warranty, covenant, agreement or obligation of Purchaser contained in this Agreement.

6.3 Tolling. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

ARTICLE VII

MISCELLANEOUS

7.1 Confidentiality. The Parties shall maintain as strictly confidential this Agreement and any proprietary information disclosed under, or as a result of or during the negotiation of, this Agreement, and shall only use such information for the purpose of performing under and/or enforcing this Agreement or the Assigned Patents, except that each Party, or its Affiliates, may disclose or use this Agreement or any such proprietary information as follows:

(a) as reasonably necessary to prosecute or enforce the Assigned Patents;

(b) as reasonably necessary for Purchaser to record or otherwise perfect Purchaser’s interest in the Assigned Patents;

(c) to the extent required by law;

(d) to the extent such information is public information, except as a result of the breach of this Section 7.1;

(e) as is required by a court or an arbitral order which has been precipitated by a third party request; provided, that the entity making such disclosure or use shall seek appropriate confidentiality protections (e.g., having such disclosures covered by a protective order or other comparable protections) prior to making such disclosure or use;

(f) in a legal proceeding between the Parties or their Affiliates;

(g) to a potential acquirer, in connection with a potential acquisition of all or any material part of any business of such Party; or

(h) in confidence, to its accountants, bankers, attorneys, or their Affiliates.

7.2 Non-Disclosure by Seller. Seller agrees that, except to the extent as may be required by applicable law, or with the prior written consent of the Purchaser, Seller shall not, and shall cause its affiliates, officers, directors, members, employees, agents, and representatives not to, directly or indirectly, disclose, disseminate, publish, or otherwise make available to any third party any non-public information concerning: (i) the Assigned Patents; (ii) any other intellectual property, tangible or intangible, sold, assigned, or transferred under this Agreement; (iii) the Products; or (iv) any confidential, proprietary, or trade secret information relating to any of the foregoing, and Seller shall implement and maintain reasonable safeguards to protect the confidentiality of such information and shall promptly notify Purchaser of any unauthorized disclosure or use.

7.3 Expenses. Each Party will pay all fees and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

7.4 Governing Law/Venue. This Agreement is governed by the laws of the State of New York, without regard to principles of conflict or choice of laws. The federal courts located in New York, and when federals courts are not available, state courts located in New York, New York shall have exclusive jurisdiction over any claim, suit or proceeding (each, a “Proceeding”) related to this Agreement (including without limitation the breach or threatened breach thereof), and each Party irrevocably (a) consents to the jurisdiction of such courts for any Proceeding, (b) consents to service of process in any Proceeding in such courts by globally recognized overnight courier service at the address set forth above, as well as other means of service permitted by law; and (c) waives any objections on the grounds of venue, residence, domicile or inconvenient forum to any Proceeding brought in such courts.

7.5 Waivers. The failure of any Party to insist upon the performance of any of the terms or conditions of this Agreement or to exercise any right hereunder, shall not be construed as a waiver or relinquishment of any such right, term or condition. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder shall be valid unless the same shall be in writing and signed by the Party making such waiver.

7.6 Severability. The provisions of this Agreement shall be severable, and if any of them are held invalid or unenforceable, then that provision shall be construed to the maximum extent permitted by law. The invalidity or unenforceability of one provision shall not necessarily affect any other.

7.7 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 7.7):

If to Seller:

Healthtech Solutions, Inc.
615 Arapeen Dr.
Suite 300

Salt Lake City, UT 84108
Attn: Paul Mann

Phone: 917-582-2198
Email: pmann@aspisotopes.com

With a copy (which shall not constitute notice) to:

Nelson Mullins

2 South Biscayne Blvd.

Suite 2100

Miami, Florida 33131

Attention: John F. Haley

E-mail: john.haley@nelsonmullins.com

If to Purchaser:

Papyrus Therapeutic LLC

1759 58th St.

Brooklyn NY 11204

Attention: Jacob Hartman

Email: jacobhartman@sunshinelighting.com

With a copy (which shall not constitute notice) to:

Koss & Schonfeld, LLP

Attn: Allen Koss

160 Broadway, 8th Floor

New York, NY 10038

Email: avk@kandsllp.com

7.8 Asset Purchase. The transaction contemplated under this Agreement is strictly an asset purchase of the Assigned Patents and no other assets of Seller, and Purchaser is not taking any assignment of any debt, obligation, or other Encumbrance on any of the Assigned Patents.

7.9 No Third-Party Beneficiaries. This Agreement does not confer any rights or remedies upon any Person (including any employee of Seller) other than the Parties, their respective successors and permitted assigns.

7.10 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Purchaser nor Seller may assign, delegate or otherwise transfer (whether by operation of law or otherwise) any of their respective rights, interests or obligations in this Agreement without the prior written approval of the other Party.

7.11 Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter of the transactions contained herein and supersede all prior agreements (whether written or oral and whether express or implied) among any Parties to the extent related to the subject matter of the transactions contains in this Agreement.

7.12 Survival. All representations, warranties, obligations, responsibilities, terms or conditions which by a fair reading of their nature are intended to survive shall be deemed to survive, including without limitation, Article VI, Section 7.1, and Section 7.2 hereof.

[Signature page follows]

The Parties have executed this Agreement by their duly authorized representatives.

PURCHASER

PAPYRUS THERAPEUTICS, LLC

/s/ Jacob Hartman
By:	Jacob Hartman
Its:	Authorized Signatory

SELLER

HEALTHTECH SOLUTIONS, INC.

/s/ James Pesoli
By:	James Pesoli
Its:	Authorized Signatory

EXHIBIT A

ASSIGNED PATENTS

Patent No.	Application No.	Application Filing Date	Country	Issue Date	Title of Patent
N/A	63/340,683	May 11, 2022	U.S.	N/A	N/A
N/A	63/357,125	June 30, 2022	U.S.	N/A	N/A
11944718 B1	18/083,019	December 16, 2022	U.S.	April 2, 2024	Compositions And Manufacture Of Allograft Tissue
N/A	18/907,833	October 7, 2024	U.S.	N/A	N/A
N/A	18/585,133	February 23, 2024	U.S.	N/A	N/A

A-1

EXHIBIT B

PRODUCTS

Name	FDA Q-Codes
DermaBind-TL	4225
DermaBind-FM	4313
DermaBind-CH	4288
DermaBind-SL	4284
DermaBind-DL	4287

B-1